Filed Pursuant to Rule 424(b)(3)
Registration No. 333-259624

PROSPECTUS SUPPLEMENT NO. 2
(to Prospectus dated April 4, 2022)

Up to 89,706,840 Shares of Common Stock
Up to 5,177,500 Shares of Common Stock Issuable Upon Exercise of Warrants
This prospectus supplement supplements the prospectus dated April 4, 2022 (as supplemented to date, the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-259624). This prospectus supplement is not a new registration of securities but is being filed solely to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 13, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.
The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 5,177,500 shares of our common stock, $0.0001 par value per share (the “common stock”), which consists of (i) up to 177,500 shares of common stock that are issuable upon the exercise of private placement warrants (the “Private Placement Warrants”) originally issued in a private placement to AHAC Sponsor LLC (the “Sponsor”), Oppenheimer & Co. Inc. (“Oppenheimer”) and Northland Securities, Inc. (“Northland”), in connection with the initial public offering of Alpha Healthcare Acquisition Corp. (“AHAC”), and (ii) up to 5,000,000 shares of common stock that are issuable upon the exercise of public warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”).
The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling stockholders named in the Prospectus or their permitted transferees (the “selling stockholders”) of up to 89,706,840 shares of common stock, which consists of (i) up to 17,500,000 shares of common stock issued on August 26, 2021 in a private placement pursuant to subscription agreements, dated February 17, 2021 (the “PIPE Shares”), (ii) up to 71,696,679 shares of common stock, required to be registered pursuant to that certain Investor Rights and Lock-up Agreement, dated August 26, 2021 (the “Investor Rights and Lock-up Agreement”), by and among us and certain of the selling stockholders and (iii) up to 510,161 shares of common stock purchased by a selling stockholder.
Our common stock is listed on the Nasdaq Global Select Market under the symbol “HUMA.” On June 10, 2022, the last reported sales price of our common stock was $4.09 per share.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
Investing in our common stock involves risks. See “Risk Factors” beginning on page 4 of the Prospectus to read about factors you should consider before investing in our common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is June 13, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 9, 2022

Humacyte, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39532	85-1763759
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2525 East North Carolina Highway 54
Durham,	NC	27713
(Address of principal executive offices)		(Zip code)

(919) 313-9633
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	HUMA	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	HUMAW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07. Submission of Matters to a Vote of Security Holders
On June 9, 2022, Humacyte, Inc. (the “Company”) held its 2022 Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, the Company’s stockholders voted on two proposals, each of which is described in more detail in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 29, 2022.
As of the close of business on April 18, 2022, the record date for the Annual Meeting, there were 103,004,572 shares of the Company’s common stock outstanding, each of which was entitled to one vote with respect to each proposal. A total of 61,199,997 shares of common stock, representing approximately 59.4% of the shares of common stock entitled to vote, were present in person or by proxy, constituting a quorum.
Proposal 1 – Election of Directors
The stockholders elected each of the three Class I directors who were nominated to serve until the Company’s 2025 annual meeting of stockholders or until such director’s successor is elected, or until such director’s earlier death, resignation or removal. The results of stockholders’ votes on this matter were as follows:

Nominee	For	Withheld	Broker Non-Votes
Brady W. Dougan	55,421,789	934,466	4,843,742
Diane Seimetz	56,278,334	77,921	4,843,742
Max Wallace	55,400,875	955,380	4,843,742
Proposal 2 – Ratification of the Selection of Independent Registered Public Accounting Firm.
The proposal to ratify the appointment of Pricewaterhouse Coopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 was approved. The results of stockholders’ votes on this matter were as follows:

For	Against	Abstain
61,085,817	53,838	60,342
There were no broker non-votes on this proposal.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMACYTE, INC.

Date: June 13, 2022	By:	/s/ Dale A. Sander
		Name:	Dale A. Sander
		Title:	Chief Financial Officer, Chief Corporate Development Officer and Treasurer
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